UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2018
______________

(Exact name of Registrant as specified in its charter)

Delaware	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Q Street Sacramento, CA 95816

(Address of principal executive offices) (Zip Code)

(916) 321-1844
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Fifth Supplemental Indenture

On July 13, 2018, The McClatchy Company (the “Company”), in connection with its outstanding 7.15% Debentures due November 1, 2027 (the “2027 Debentures”) and 6.875% Debentures due March 15, 2029 (the “2029 Debentures” and together with the 2027 Debentures, the “Debentures”), entered into a Fifth Supplemental Indenture (the “Supplemental Indenture”) by and among the Company, subsidiaries of the Company party thereto as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Debentures Trustee”), supplementing that certain Indenture, dated as of November 4, 1997 (as amended by the First Supplemental Indenture, dated as of June 1, 2001, the Second Supplemental Indenture, dated as of November 1, 2004, the Third Supplemental Indenture, dated as of August 16, 2005, and the Fourth Supplemental Indenture, dated as of June 27, 2006), by and among the Company, the guarantors party thereto and the Debentures Trustee (the “Debentures Indenture”), pursuant to which the Debentures were issued.

The Supplemental Indenture effects certain amendments to the Debentures Indenture proposed in connection with the Company’s refinancing of existing indebtedness, eliminating certain restrictive covenants contained in the Debentures Indenture.

The description of the Supplemental Indenture contained herein is qualified in its entirety by reference to the text of the Supplemental Indenture, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2018.

Indenture

On July 16, 2018, the Company entered into an Indenture (the “2026 Notes Indenture”), among the Company, subsidiaries of the Company party thereto as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “2026 Notes Trustee”), pursuant to which the Company issued $310,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2026 (the “2026 Notes”) in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 2026 Notes mature on July 15, 2026, and bear interest at a rate of 9.000% per annum. Interest on the 2026 Notes is payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2019.

The Company may redeem the 2026 Notes, in whole or in part, at any time on or after July 15, 2022 at specified redemption prices and may also redeem up to 40% of the aggregate principal amount of the 2026 Notes using the proceeds of certain equity offering completed before July 15, 2021 at specified redemption prices, in each case, as set forth in the 2026 Notes Indenture. Prior to July 15, 2022, the Company may also redeem some or all of the 2026 Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date and a “make-whole” premium.

The Company will be required to redeem the 2026 Notes from the net cash proceeds of certain asset dispositions and from a portion of its Excess Cash Flow (as defined in the 2026 Notes Indenture).

If the Company experiences specified change of control triggering events, the Company must offer to repurchase the 2026 Notes at a repurchase price equal to 101% of the principal amount of the 2026 Notes repurchased, plus accrued and unpaid interest, if any, to, but excluding the applicable repurchase date.

The 2026 Notes Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

•	incur certain additional indebtedness and issue preferred stock;
•	make certain distributions, investments and other restricted payments;
•	sell assets;
•	agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company;
•	create liens;
•	merge, consolidate or sell substantially all of the Company’s and the Company’s subsidiaries’ assets, taken as a whole; and
•	enter into certain transactions with affiliates.

These covenants are subject to a number of other limitations and exceptions set forth in the 2026 Notes Indenture.

The 2026 Notes Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving the Company and its significant subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding 2026 Notes under the 2026 Notes Indenture will become due and payable immediately without further action or notice. If any other event of default under the 2026 Notes Indenture occurs or is continuing, the 2026 Notes Trustee or holders of at least 25% in aggregate principal amount of the then outstanding 2026 Notes under the 2026 Notes Indenture may declare all of such 2026 Notes to be due and payable immediately.

The description of the 2026 Notes and 2026 Notes Indenture contained herein is qualified in its entirety by reference to the text of the form of 2026 Note and 2026 Notes Indenture, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2018.

ABL Facility

On July 16, 2018, the Company entered into a Credit Agreement, among the Company, the subsidiaries of the Company party thereto as borrowers (the “Borrowers”), the lenders from time to time party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a $65.0 million secured asset-backed revolving credit facility with a letter of credit subfacility and a swing line subfacility. In addition, the ABL Credit Agreement provides for a $35.0 million cash secured letter of credit facility. The commitments under the ABL Credit Agreement expire July 16, 2023 (the “Maturity Date”). The Borrowers’ obligations under the ABL Credit Agreement are guaranteed by the Company and certain of the Company’s subsidiaries meeting materiality thresholds set forth in the ABL Credit Agreement.

The borrowing base under the ABL Credit Agreement is comprised of a 85% of eligible advertising accounts, 80% of eligible unbilled advertising accounts receivable and the lesser of (x) $6.0 million and (y) 50% of the book value of eligible inventory, in each case subject to reserves established by the administrative agent (the “Borrowing Base”). The proceeds of the loans under the ABL Credit Agreement may be used for working capital and general corporate purposes. The Borrowers have the right to prepay loans under the ABL Credit Agreement in whole or in part at any time without penalty. Subject to availability under the Borrowing Base, amounts repaid may be reborrowed. As of the closing date of the ABL Credit Agreement, $10.0 million was borrowed by the Borrowers and was outstanding under the Credit Agreement.

Loans under the Credit Agreement bear interest, at the Company’s option, at either a rate based on the London Interbank Offered Rate (“LIBOR”) for the applicable interest period or a base rate, in each case plus a margin. The base rate is the highest of Wells Fargo’s publicly announced prime rate, the federal funds rate plus 0.50% and one month LIBOR plus 1.0%. The margin ranges from 1.75% to 2.25% for LIBOR loans and 0.75% to 1.25% for base rate loans and is determined based on average excess availability. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of LIBOR loans. Principal, together with accrued and unpaid interest, is due on the Maturity Date.

The ABL Credit Agreement requires, at any time the availability under the Company’s revolving credit facility falls below the greater of 12.5% of the total facility size or $8,125,000, to maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 until such time as the availability under the Company’s exceeds such threshold for 30 consecutive days.

The ABL Credit Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the ABL Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make certain restricted payments and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the ABL Credit Agreement immediately due and payable and may exercise the other rights and remedies provided for under the ABL Credit Agreement and related loan documents. The events of default under the ABL Credit Agreement include, subject to grace periods in certain instances, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy and insolvency events with respect to the Company and its subsidiaries meeting a materiality threshold set forth in the ABL Credit Agreement.

The description of the ABL Credit Agreement contained herein is qualified in its entirety by reference to the text of the ABL Credit Agreement, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2018.

Junior Lien Term Loan Facility

On July 16, 2018, the Company entered into a Junior Lien Term Loan Credit Agreement, among the Company, the guarantors party thereto, the lenders party thereto and The Bank of New York Mellon, as administrative agent and collateral agent (the “Junior Term Loan Agreement”). The Junior Term Loan Agreement provides for a $157.1 million secured term loan (the “Tranche A Junior Term Loans”) and a $193.5 million term loan (the “Tranche B Junior Term Loans”). The Tranche A Junior Term Loans mature on July 15, 2030 (the “Tranche A Maturity Date”) and the Tranche B Junior Term Loans mature on July 15, 2031 (the “Tranche B Maturity Date”). The Company’s obligations under the Junior Term Loan Agreement are guaranteed by the Company’s subsidiaries that guarantee the Notes as set forth in the Junior Term Loan Agreement. Pursuant to the terms of the Junior Term Loan Agreement, affiliates of Chatham Asset Management, LLC (“Chatham”) may elect to convert up to $75.0 million in aggregate principal amount of 2029 Debentures into an equal principal amount of Tranche B Junior Term Loans or notes with terms substantially similar to the Tranche B Junior Term Loans upon written notice to the Company.

The proceeds of the loans under the Junior Term Loan Agreement were used to effect the exchange with Chatham of approximately $82.1 million in aggregate principal amount of 2027 Debentures and approximately $193.5 million in aggregate principal amount of 2029 Debentures and to pay fees, costs and expenses in connection with the Debt Refinancing. The Company has the right to prepay loans under the Junior Term Loan Agreement, in whole or in part, at any time, at (i) specified prices that decline over time, plus accrued and unpaid interest, if any, in the case of Tranche A Junior Term Loans, and (ii) a price equal to 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest, if any, in the case of the Tranche B Junior Term Loans. Amounts prepaid may not be reborrowed.

Tranche A Junior Term Loans bear interest at a rate per annum equal to 7.795% and Tranche B Junior Term Loans bear interest at a rate per annum equal to 6.875%. Interest on the loans is payable semi-annually in arrears. Principal, together with accrued and unpaid interest, with respect to the Tranche A Junior Term Loans, is due on the Tranche A Maturity Date, and with respect to the Tranche B Junior Term Loans, on the Tranche B Maturity Date.

The Junior Term Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Junior Term Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make certain restricted payments and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Junior Term Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Junior Term Loan Agreement and related loan documents. In general the affirmative and negative covenants of the Junior Term Loan Agreement are substantially the same as the covenants in the 2026 Notes Indenture.

The description of the Junior Term Loan Agreement contained herein is qualified in its entirety by reference to the text of the Junior Term Loan Agreement, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

Satisfaction and Discharge of 2022 Notes

On July 16, 2018, the Company deposited sufficient funds with The Bank of New York Mellon Trust Company, N.A., as trustee (the “2022 Notes Trustee”) for the Company’s 9.0% Senior Secured Notes due 2022 (the “2022 Notes”) to pay the redemption price payable in respect of all outstanding 2022 Notes, plus accrued and unpaid interest on the 2022 Notes to, but excluding, the redemption date. The 2022 Notes were issued under an Indenture, dated as of December 18, 2012 among the Company, subsidiaries of the Company party thereto as guarantors and the 2022 Notes Trustee (the “2022 Notes Indenture”).

As a consequence of the foregoing, the Company satisfied and discharged its obligations (subject to certain exceptions) under the 2022 Notes Indenture and the related security documents in accordance with the satisfaction and discharge provisions of the 2022 Notes Indenture. Upon the satisfaction and discharge of the 2022 Notes Indenture on July 16, 2018, all of the liens on the collateral securing the 2022 Notes were released and the Company and the guarantors were discharged from their respective obligations under the 2022 Notes and the guarantees thereof.

On July 16, 2018, the 2022 Notes Trustee, at the Company’s direction, delivered a notice of redemption to holders of all $344,101,000 in aggregate principal amount of outstanding 2022 Notes. The Company paid a redemption premium of $15,484,545, which was equal to 4.5% of the outstanding principal amount.

Press Release

On July 16, 2018, the Company issued a press release announcing (i) the closing of $310 million aggregate principal amount of the 2026 Notes and (ii) the delivery of a notice of redemption to the 2022 Notes Trustee for all outstanding 2022 Notes, with such redemption scheduled to occur on August 15, 2018. A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 16, 2018, announcing closing of offering of senior secured notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The McClatchy Company

July 16, 2018	By:	/s/ R. Elaine Lintecum
R. Elaine Lintecum
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 16, 2018, announcing closing of offering of senior secured notes.